UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	November 4, 2004

Diversified Corporate Resources, Inc.
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-13984 (Commission File Number)	75-1565578 (I.R.S. Employer Identification No.)
10670 North Central Expressway Suite 600 Dallas, Texas 75231 (Address of principal executive offices)
(972) 458-8500 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

       As previously reported, on August 27, 2004, Diversified Corporate Resources, Inc. (the "Company") received a letter from the Staff of the American Stock Exchange ("Exchange") confirming the Exchange's intention to proceed with the filing of an application with the Securities and Exchange Commission ("SEC") to delist the common stock of the Company from the Exchange because the Staff had determined that the Company did not meet the following continued listing standards under the AMEX Company Guide: (a) Section 1003(a)(i), in that the Company's stockholders' equity is less than $2 million and it has sustained net losses in two of its three most recent fiscal years and Section 1003(a)(ii), in that the Company's stockholders' equity is less than $4 million and it has sustained losses in three of its four most recent fiscal years (the "Minimum Equity Standards"); and (b) Sections 1003(d) and 1101, by virtue of the fact that the Company did not file timely its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and its quarterly reports on Form 10-Q for the periods ended March 31, 2004 and June 30, 2004.

     The Company appealed the Staff's determination and requested a hearing before a Listing Qualification Panel of the Exchange. The hearing was held on October 28, 2004. On November 4, 2004, the Company was informed that the Panel affirmed the Staff's determination to delist the Company's common stock and that the Exchange will suspend trading in such stock as soon as practicable.

     The Company intends to appeal the Panel's decision to the Exchange's full Committee on Securities within the fifteen calendar day period provided under the AMEX Company Guide. At this time, the Company is working diligently with its independent auditors to complete the 2003 audit and then to file the missing Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as soon as possible, thus coming into compliance with the Filing Standards.

     As set forth below, the Company is also engaged in an effort to come into compliance with the Minimum Equity Standards by selling one of its divisions.

     The Company is undertaking every effort to come into compliance with all of the relevant standards before the full Committee on Securities renders its decision, or in the alternative, to come into such partial compliance on the basis of which it might convince the Committee on Securities to grant the Company a reasonable extension to come into full compliance. There is, however, no assurance that, in spite of the Company's best efforts, the Company will achieve such full or partial compliance which will cause the Committee on Securities to stop or temporarily halt the delisting process.

Item 8.01 Other Events.

     The Company is currently in negotiations with another public company regarding the potential sale of a significant subsidiary of the Company (the "Proposed Sale"). The Proposed Sale, if consummated, would generate proceeds that would allow the Company to increase shareholders' equity, which would help meet the Exchange's Minimum Equity Standards. The Company and the potential acquirer are currently negotiating a definitive agreement, which, if finalized, will contain certain conditions to closing, and there can be no assurances that this transaction will be consummated under the proposed terms.

     The Company is also holding discussions with a private services company that is interested in reverse merging into the Company (the "Proposed Merger"). The Proposed Merger would also help the Company meet the Exchange's Minimum Equity Standards, although the Company's current shareholders may be diluted in the process. The parties are in the preliminary stages of their discussions, and the Company anticipates several conditions to closing the Proposed Merger, including the full payment of all delinquent payroll taxes and the continued listing of the Company's common stock on a national stock exchange. There can be no assurances that this transaction will close under the proposed terms.

     As previously reported, on June 8, 2004, the Company has unpaid tax liabilities. In October 2004, the IRS in its normal course of action imposed liens on the assets of two of the Company's subsidiaries as a result of these delinquent payroll taxes. After the Company disclosed its efforts in resolving balances due, the IRS entered into a subordination agreement with the Company whereby the IRS subordinated its liens to the Company's senior lenders. The Proposed Sale, if consummated, would generate cash that would allow the Company to pay off a significant portion, if not all, of the Company's delinquent payroll taxes.

     The Company has entered into an amended forbearance agreement with Greenfield Commercial Credit LLC., one of its senior lenders, after the previous agreement expired. Under the agreement, the Company was granted another 90-day extension to resolve its delinquent payroll tax issues with the IRS. Also, included in the agreement, the lender increased the Company's borrowing capacity on eligible permanent placement receivables in response to the Company's increased sales related to permanent placements.

Item 9. Financial Statements and Exhibits.
None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diversified Corporate Resources, Inc. Registrant
Date: November 11, 2004	By:	/S/ J. Michael Moore J. Michael Moore Chief Executive Officer (Principal Executive Officer)